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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                     FIRST OF MICHIGAN CAPITAL CORPORATION
                                       AT
                              $15.00 NET PER SHARE
                                       BY
                             FMCC ACQUISITION CORP.
                      AN INDIRECT WHOLLY OWNED SUBSIDIARY
                                       OF
                         FAHNESTOCK VINER HOLDINGS INC.

THE   OFFER  AND   WITHDRAWAL  RIGHTS  WILL   EXPIRE  AT   12:00  MIDNIGHT,  NEW
YORK CITY  TIME, ON  WEDNESDAY, JULY  16, 1997,  UNLESS THE  OFFER IS  EXTENDED.

TO OUR CLIENTS:

     Enclosed for your consideration are the Offer to Purchase, dated June 18, 1997 (the 'Offer to Purchase'), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the 'Offer') relating to an offer by FMCC Acquisition Corp., a Delaware corporation (the 'Purchaser'), and an indirect wholly owned subsidiary of Fahnestock Viner Holdings Inc., an Ontario corporation ('Holdings'), to purchase all outstanding shares of Common Stock, par value $.10 per share (the 'Shares'), of First of Michigan Capital Corporation, a Delaware corporation (the 'Company'), at a purchase price of $15.00 per share, net to the seller in cash without interest, upon the terms and conditions set forth in the Offer. The Offer is being made in connection with the Tender Offer Agreement dated as of June 11, 1997, among the Purchaser, the Company, DST Systems Inc. and 1888 Limited Partnership. The Purchaser has been formed by Holdings in connection with the Offer and the transactions contemplated thereby. This material is being forwarded to you as the beneficial owner of Shares carried by us in your account but not registered in your name.

     WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     Accordingly, we request instructions as to whether you wish to have us tender any of or all the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

     Please note the following:

          1. The tender price is $15.00 per Share, net to the seller in cash, without interest.

          2. The Board of Directors of the Company has unanimously approved the Offer, subject to receipt of a fairness opinion.

          3. The Offer is being made for all the outstanding Shares.

          4. The Offer is conditioned upon, among other things, any waiting period under the HSR Act (as defined in the Offer to Purchase) applicable to the purchase of Shares pursuant to the Offer having expired or having terminated prior to the expiration of the Offer.

          5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, July 16, 1997, unless extended by the Purchaser (the 'Expiration Date').

          6. Any stock transfer taxes applicable to a sale of Shares to the Purchaser will be paid by or on behalf of the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, WEDNESDAY, JULY 16, 1997, UNLESS THE OFFER IS EXTENDED.

     If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. An envelope to return your instruction to us is enclosed. PLEASE FORWARD YOUR INSTRUCTIONS TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER YOUR SHARES ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Fahnestock & Co. Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


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                          INSTRUCTIONS WITH RESPECT TO
                         THE OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                     FIRST OF MICHIGAN CAPITAL CORPORATION

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 18, 1997 (the 'Offer to Purchase'), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the 'Offer') in connection with the offer by FMCC Acquisition Corp., a Delaware corporation (the 'Purchaser'), and an indirect wholly owned subsidiary of Fahnestock Viner Holdings Inc., an Ontario corporation ('Holdings'), to purchase all outstanding shares of Common Stock, par value $.10 per share (the 'Shares'), of First of Michigan Capital Corporation, a Delaware corporation (the 'Company'), at a purchase price of $15.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Purchaser has been formed by Holdings in connection with the Offer and the transactions contemplated thereby. The Offer is being made in connection with the Tender Offer Agreement dated as of June 11, 1997, among the Purchaser, the Company, DST Systems Inc. and 1888 Limited Partnership.

     This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered*________________________

                SIGN HERE

                ------------------------------------------------

                ------------------------------------------------
                                  SIGNATURE(S)

                ------------------------------------------------

                ------------------------------------------------
                                (PRINT NAME(S))

                ------------------------------------------------

                ------------------------------------------------
                      (AREA CODE AND TELEPHONE NUMBER(S))

                ------------------------------------------------

                ------------------------------------------------
                  (TAXPAYER INDENTIFICATION OR SOCIAL SECURITY
                                   NUMBER(S))

Dated: ________________________, 1997

------------------------

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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